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                                                                   Exhibit 99.1


        INTEL, PICTURETEL TEAM TO ACCELERATE GROWTH OF VIDEOCONFERENCING

               COMPANIES TO JOINTLY DEVELOP NEW PC-BASED PRODUCTS;
                   INTEL TO INVEST $30.5 MILLION IN PICTURETEL

HILLSBORO, Ore., - Jan. 19, 1999 - Intel Corporation and PictureTel Corporation (Nasdaq: PCTL) announced today that they have entered into a distribution and joint product development agreement to accelerate growth of videoconferencing worldwide. Intel also will invest $30.5 million in PictureTel.

     In combining their respective strengths in PC technology innovation and visual collaboration, the two companies will develop high-quality PC-based solutions for customers' diverse communication needs and make it easier for customers to access global services and support. The jointly developed products will take advantage of rapidly emerging markets and technologies, including the next-generation Internet, broadband, cable modems, XDSL, and others. The companies expect the result of their collaboration to be a larger, more competitive videoconferencing industry that distributes products and building blocks through a wider range of channels.

     Under terms of the agreement, Intel will provide PictureTel with distribution rights to sell the Intel(R) ProShare(R) Video System 500, and exclusive worldwide distribution rights to sell and support the Intel TeamStation(TM) System. In addition to its expertise in videoconferencing distribution, sales and marketing, PictureTel will provide its complete line of professional, managed and maintenance support services for both products. These Intel products augment PictureTel's existing product line of group, compact and desktop videoconferencing systems.

     Intel and PictureTel also agreed to begin joint development of videoconferencing and collaboration products based on a common PC-based technology platform. The common platform will be the foundation for future products that will feature communication and multimedia capabilities such as collaboration over


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INTEL, PICTURETEL, p. 2

LANs, streaming audio and video, and real-time conferencing. The full benefits of this joint development agreement can be expected in the year 2000. These future products - which will operate over multiple networks, including IP, ISDN and ATM - will complement PictureTel's existing product line and will be marketed under the PictureTel brand name. Intel plans to market the resulting building-block components to other manufacturers and integrators.

     "Through the strength of PictureTel's global distribution and service network, we expect a significant worldwide increase in the use of PC-based videoconferencing products," said Gerhard H. Parker, executive vice president of Intel and general manager of the New Business Group. "We are delighted to have the global leader in visual collaboration embrace the PC architecture as the core building-block for emerging videoconferencing solutions."

     The alliance will create the world's most comprehensive and widely distributed visual collaboration solutions, which will be easier for customers to deploy and use.

     "The combination of Intel's market-leading PC technology and PictureTel's global leadership in visual collaboration applications will propel videoconferencing forward into the new millennium," said Bruce R. Bond, chairman and CEO of PictureTel. "By working together to develop new products and market segments, we will deliver the solutions that will enable customers around the world to use visual collaboration in their mission-critical activities and make their businesses more productive."

ABOUT INTEL TEAMSTATION SYSTEM

     Intel TeamStation System is a conference room workstation that combines videoconferencing, Internet access, corporate network access and PC applications in one convenient system. Based on the Intel Pentium(R) II processor, the Intel TeamStation is a turnkey, high-performance system that brings increased productivity to conference rooms. Current manufacturer's suggested retail price
(MSRP) for the Intel TeamStation System with 128 Kbps capability is $8,999, and $11,999 for 384 Kbps capability.


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INTEL, PICTURETEL, p. 3

ABOUT INTEL PROSHARE VIDEO SYSTEM 500

     Intel ProShare Video System 500 is an add-in kit for desktop PCs. Priced at $799 (U.S. dollars) MSRP, it provides excellent audio and video quality over both ISDN and LAN transports, and offers fully integrated data-sharing capabilities. With its single-board design, Intel ProShare Video System 500 can be installed in approximately 30 minutes.

ABOUT PICTURETEL

     PictureTel Corporation is the world leader in developing, manufacturing and marketing a full range of visual- and audio-collaboration solutions. The company's systems meet customers' collaboration needs from the desktop to the boardroom. PictureTel also markets network conferencing servers and a comprehensive portfolio of enterprisewide services. PictureTel collaboration products and services eliminate the barrier of distance, enabling people to be Anywhere Now(TM). Additional PictureTel information is available on the Internet at www.picturetel.com.

ABOUT INTEL

     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.


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*Third party marks and brands are property of their respective holders. Intel,
ProShare, and Pentium are registered trademarks and TeamStation is a trademark of Intel Corporation. PictureTel is a registered trademark and Anywhere Now is a trademark of PictureTel Corporation.